SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20509



                             FORM 11-K



      X   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934


           For the fiscal year ended December 31, 1993.


Commission File Number 0-1532


          A. Full title of the plan and the address of the plan, if different than that of the issuer named below:

                         Marsh Supermarkets, Inc. 401(k) Plan

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         Marsh Supermarkets, Inc.
                         9800 Crosspoint Boulevard
                         Indianapolis, Indiana  46256

                 FINANCIAL STATEMENTS AND EXHIBITS



     Pursuant to the provisions of Rule 311(c) of Regulation S-T, the following financial statements of the Marsh Supermarkets, Inc. 401(k) Plan are being filed contemporaneously in paper format under cover of Form SE and shall be deemed a part hereof:


                  Report of Independent Auditors

          Statement of Net Assets Available for Benefits,
                       with Fund Information
                      as of December 31, 1993

    Statement of Changes in Net Assets Available for Benefits,
                       with Fund Information
               for the year ended December 31, 1993

                   Notes to Financial Statements

                             Schedules


     The following exhibit is included herein:

                  Consent of Independent Auditors


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Retirement Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MARSH SUPERMARKETS, INC. 401(k)
                                      PLAN


                                    By: /s/ P. Lawrence Butt
                                        ___________________________
                                        P. Lawrence Butt,
                                           Secretary
                                        Retirement Committee